Exhibit 99.1

FOR IMMEDIATE RELEASE	HALL CHADWICK ACQUISITION CORP | REECYCLE HOLDINGS, INC.

PRESS RELEASE

Hall Chadwick Acquisition Corp
Announces Definitive Business Combination with REEcycle Holdings, Inc.

Transaction Creates the First Publicly Listed U.S. Rare Earth Recycling Company — Onshoring
Critical Mineral Supply Chains and Eliminating America’s Dependence on China

New York, June 1, 2026

Hall Chadwick Acquisition Corp. (“HCAC”), a Nasdaq-listed special purpose acquisition company, today announced that it has entered into a definitive business combination agreement (the “BCA”) with REEcycle Holdings, Inc. (“REEcycle”), a pioneering U.S.-based rare earth element recycling company. Upon closing of the BCA (the “Closing”), the combined company to be named REEcycle Inc., is expected to be listed on Nasdaq and would currently be the only publicly traded pure-play rare earth recycling platform in the United States.

The transaction contemplated by the BCA (the “Transaction”) represents a direct response to one of America’s most urgent national security and industrial imperatives: the establishment of a domestic, China-independent supply chain for rare earth elements (“REEs”) — materials that are indispensable to electric vehicles, advanced defense systems, consumer electronics, and next-generation clean energy infrastructure.

TRANSACTION HIGHLIGHTS

●	The Transaction values REEcycle at a total equity value of US$400 million, of which US$50 million is contingent upon achieving an annualised run rate of 50 metric tonnes per annum of mixed rare earth oxide

●	The combined company is expected to be well-capitalised at the Closing, with a minimum of US$40 million in unrestricted cash available to drive the development and commercialisation of REEcycle’s rare earth recycling operations

●	Upon the Closing, REEcycle is expected to be listed on the Nasdaq Stock Market, providing access to U.S. capital markets and enhanced profile with institutional and strategic investors

●	The BCA and the Transaction have been unanimously approved by the boards of directors of both HCAC and REEcycle

●	HCAC currently holds approximately US$207 million in trust, providing a substantial capital base from which to fund the Closing and support the combined company’s growth strategy

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FOR IMMEDIATE RELEASE	HALL CHADWICK ACQUISITION CORP | REECYCLE HOLDINGS, INC.

WHY REECYCLE — WHY NOW

REEs are the lifeblood of modern civilization. Neodymium, praseodymium, dysprosium, and terbium — the core constituents of high-performance permanent magnets — power the electric motors in every EV, the actuators in precision-guided munitions, the rotors in wind turbines, and the drives in advanced radar and sonar systems. Today, the United States sources the overwhelming majority of separated and refined rare earth materials from China, a supply dependency that the Department of War, the Department of Energy, and successive administrations have identified as a critical national security vulnerability.

The scale of the problem is significant and accelerating. Demand for REEs is forecast to nearly triple by 2035, driven by EV adoption, wind energy buildout, and defense modernisation — while supply, dominated by Chinese state-controlled producers, is expected to fall materially short.1 The global REE market is already in structural deficit, a gap projected to widen considerably through the next decade. Recycling is not an alternative to mining — it is the only near-term domestic solution capable of closing that gap at speed.

REEcycle offers a transformative solution: recovering REEs from end-of-life permanent magnets — the same high-performance NdFeB magnets found in discarded hard drives, decommissioned defense equipment, EV motors, and industrial machinery. Rather than mining virgin ore, REEcycle closes the loop, creating a domestic circular economy for critical minerals that is sustainable, cost-competitive, and entirely within U.S. control.

THE STRATEGIC CASE: ONSHORING AMERICA’S CRITICAL MINERAL SUPPLY CHAIN

The United States currently has no meaningful domestic rare earth separation and refining capacity at commercial scale outside of Chinese-controlled entities or joint ventures. REEcycle’s technology directly addresses this gap by:

●	Recovering REEs from domestic waste streams, reducing reliance on Chinese imports at every stage of the supply chain — from mining through to final magnet production

●	Supplying high-purity rare earth material to U.S. defense primes, EV manufacturers, and technology companies under increasing regulatory and reputational pressure to de-risk Chinese mineral exposure

●	Qualifying as a domestic source supplier under the Defense Production Act and Buy American provisions increasingly governing Pentagon procurement

●	Generating a measurable environmental benefit — recycling permanent magnets uses a fraction of the energy, water, and land of conventional rare earth mining, with no radioactive tailings

REEcycle has already demonstrated its credibility as a government partner, having been awarded US$5.1 million in non-dilutive funding from the Department of War, with US$4.3 million remaining and disbursed monthly against spend. The company is well-positioned to access further federal support through the Inflation Reduction Act, Defense Production Act, and Department of War funding mechanisms as it scales to commercial production.

With China controlling approximately 85–90% of global rare earth processing — and demonstrating increasing willingness to use mineral exports as a geopolitical tool — the passage of time has only amplified the urgency. REEcycle’s moment is now.

[1]	McKinsey & Company, “Rare Earth Elements: The Strategic Metals of the Energy Transition,” 2023.

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FOR IMMEDIATE RELEASE	HALL CHADWICK ACQUISITION CORP | REECYCLE HOLDINGS, INC.

TECHNOLOGY: A UNIVERSITY OF HOUSTON INNOVATION, COMMERCIALIZED

REEcycle’s core intellectual property is grounded in rigorous academic research at the University of Houston, one of the nation’s leading engineering and materials science institutions. The company’s process uses innovative hydrometallurgical technique to selectively dissolve, separate, and recover REEs from complex magnet alloys at high yield and purity — producing market-grade rare earth oxides and salts that can feed directly into magnet alloy manufacturing.

Key technological differentiators include:

●	Feedstock flexibility: ability to process NdFeB scrap from multiple sources, including hard drives, EV drive units, wind turbine generators, and defense hardware

●	Closed-loop reagent recovery: process design that minimizes chemical waste and reduces operating costs versus conventional solvent extraction

●	Scalable modular design: process units that can be deployed at distributed locations near feedstock concentrations, reducing logistics costs

●	Proprietary IP portfolio: protected technology creating defensible competitive moats as the market grows

REEcycle’s demonstration plant, currently being commissioned at a co-location site in Oklahoma leveraging existing infrastructure and permitting, is designed to produce 6–8 tonnes of rare earth oxide per year, validating the commercial-scale process ahead of full plant rollout. A final engineering study for the first commercial-scale facility, targeting 100 tonnes per annum of production by 2027, is being led by DRA Global with completion expected in Q2 2026. The company has already produced and independently verified market-grade mixed rare earth oxide across multiple laboratory analyses, with purity exceeding third-party requirements. Feedstock procurement is active and tracking below target cost, with strong inbound interest from U.S. and European rare earth refiners on offtake, and a successful pilot of REEcycle’s proprietary Drive Disassembly Machine completed with a large data centre partner in Q4 2025.

REEcycle is not a concept-stage technology — it is a rigorously developed, patent-protected process backed by peer-reviewed science, with product proven at pilot scale and a clear, fully-engineered pathway to commercial production.

MANAGEMENT: PROVEN OPERATORS WITH THE EXPERIENCE TO EXECUTE

The combined company will be led by a leadership team that brings together exceptional depth in critical minerals, industrial technology, capital markets, and defense-adjacent industries — anchored by one of the most accomplished operational executives in global mining and resources.

Mick McMullen — Executive Chairman

Mick McMullen has served as Executive Chairman of REEcycle Holdings since its acquisition in 2022 and will continue in that role as Executive Chairman of the combined publicly listed company upon the Closing — a clear signal of strategic continuity and commitment to the mission. Mr. McMullen is an Australian-born geologist and mining executive with over 30 years of leadership experience across global mining and capital markets, and a track record of creating transformative shareholder value in complex, activist-driven situations. He is widely regarded as one of the most respected turnaround operators and dealmakers in the natural resources industry.

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FOR IMMEDIATE RELEASE	HALL CHADWICK ACQUISITION CORP | REECYCLE HOLDINGS, INC.

Most recently, Mr. McMullen served as CEO of MAC Copper Ltd. (NYSE: MTAL; ASX: MAC), which he built around the high-grade CSA copper mine in Cobar, New South Wales — acquired from Glencore for US$1.1 billion in 2023. Under his leadership, MAC was dual-listed on the NYSE and ASX in a landmark A$325 million IPO, before being acquired by Harmony Gold Mining Company (NYSE: HMY; JSE: HAR) for US$1.03 billion in October 2025, delivering a 32% premium to shareholders. Prior to MAC Copper, Mr. McMullen served as President and CEO of Detour Gold Corporation, where he executed a rapid operational and cultural transformation that grew Detour’s market capitalisation from approximately C$2.1 billion to C$4.9 billion in just seven months, culminating in its C$4.9 billion acquisition by Kirkland Lake Gold. Before Detour, Mr. McMullen led Stillwater Mining Company through a turnaround that doubled its market capitalisation, resulting in its US$2.2 billion acquisition by Sibanye Gold. Mr. McMullen is also Executive Chair at Metals Acquisition II, a NYSE listed SPAC that recently raised $230m of cash in trust.

Mr. McMullen’s personal investment in REEcycle and his hands-on leadership since 2022 reflect deep conviction that recycling-led onshoring is the fastest and most capital-efficient path to building a secure U.S. rare earth supply chain — and that REEcycle is the vehicle to make it happen.

MARKET OPPORTUNITY

The global rare earth market was valued at approximately US$19 billion in 2025 and is projected to reach ~US$36.7 billion by 2034, with recycling expected to grow at an accelerated rate as demand for domestically sourced materials increases.2 This is driven by EV adoption, wind energy expansion, and increasing defense procurement. The addressable market for recycled rare earth content from end-of-life permanent magnets in the U.S. alone is estimated to reach hundreds of thousands of metric tons of NdFeB scrap per year by the early 2030s as first-generation EV and wind installations reach end-of-life.

The U.S. federal government has committed billions of dollars through the Inflation Reduction Act, the CHIPS and Science Act, and Department of Defense funding mechanisms to build out domestic critical mineral supply chains. REEcycle is positioned to capture a significant share of this public and private investment as the only scalable, domestic, technology-proven rare earth recycling platform approaching public company status.

REEcycle’s commercial plant design is modular and capital-efficient, with each facility estimated to cost approximately US$40 million to construct. The company’s near-term business plan targets the deployment of 3–4 commercial plants across the United States, followed by expansion into Europe and other strategic markets facing similar supply chain dependencies on China.

TRANSACTION STRUCTURE

The Transaction is structured as a merger of HCAC’s wholly owned subsidiary, HCAC Star Merger Sub, Inc., with and into REEcycle Holdings, Inc. Prior to the Closing, HCAC will complete a domestication from a Cayman Islands exempted company to a Delaware corporation in accordance with applicable law (the “Domestication”).

Aggregate consideration to REEcycle equityholders will be paid entirely in shares of the combined company’s common stock, providing REEcycle shareholders with full upside participation in the public company. REEcycle equityholders will also be entitled to receive an earnout of up to 5,000,000 additional shares upon achievement of the commercial production milestone, further aligning stakeholder incentives with long-term value creation.

[2]	Grand Research Store, “Rare Earth Market Report,” 2025

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FOR IMMEDIATE RELEASE	HALL CHADWICK ACQUISITION CORP | REECYCLE HOLDINGS, INC.

In addition, HCAC may enter into on or more agreements to issue up to an aggregate of 6,125,000 shares to such recipients and in such amounts as HCAC determines, subject to applicable lockup periods (“Additional HCAC Shares”). HCAC will also reserve up to 2,625,000 shares for issuance between the date of Closing and thirty (30) days after the expiration of the lock-up period, to such recipients as the combined company’s board of directors determines subject to applicable lockup periods (“Additional REEcycle Shares”; and together with the Additional HCAC Shares, the “Additional Shares”; and the recipients of the Additional Shares, the “Additional Share Recipients”). If the commercial production milestone is reached, the Additional Share Recipients shall be eligible for an aggregate one-time issuance of 1,250,000 shares (collectively, the “Deferred Shares”). The Deferred Shares will be allocated 70% to the persons and in the amounts, as HCAC identifies in writing before the Closing with the remaining 30% allocated to the persons designated by the combined company’s board between Closing and before the occurrence of a Milestone Event.

Shares held by HCAC’s sponsor entity and REECycle legacy shareholders will be subject to lock-up for six months post-listing, subject to certain early release conditions — a meaningful alignment of insider interests with those of incoming public shareholders.

Subject to shareholder approval at HCAC’s shareholders’ meeting, the combined company intends to adopt a market-standard equity incentive plan to attract, retain, and align the interests of management and employees as the business scales toward commercial production.

The Transaction is expected to close following receipt of HCAC shareholder approval, effectiveness of the registration statement on Form S-4 (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”), which will include preliminary and definitive proxy statements to be distributed to HCAC’s shareholders in connection with HCAC’s solicitation of proxies for the shareholder vote in connection with the Transaction, the prospectus relating to the offer of securities to be issued in connection with the Transaction, and other matters to be described in the Registration Statement, and satisfaction of other customary closing conditions.

STATEMENTS FROM LEADERSHIP

Alex Bono, Chief Executive Officer, Hall Chadwick Acquisition Corp:

“REEcycle represents a rare combination of proprietary technology, experienced leadership, and direct alignment with U.S. critical minerals strategy. We see this as a platform capable of becoming a meaningful domestic supplier, and we are excited to bring that opportunity to public investors. The dependence of U.S. defense and technology industries on Chinese rare earth processing is a vulnerability that must be addressed — REEcycle has the technology, the team, and the feedstock strategy to be a central part of the solution.”

Mick McMullen, Executive Chairman, REEcycle Holdings, Inc.:

“We are addressing a critical U.S. supply gap with a faster and more capital-efficient solution than traditional mining, scalable across the U.S. and globally. This is both a technology opportunity and a national security priority. This business combination provides REEcycle with the capital, the platform, and the public market credibility to scale our technology and execute on the enormous opportunity in front of us. Every end-of-life electric vehicle motor, every decommissioned hard drive array, every retired defense system contains REEs that should be recovered and recycled in America — not discarded or exported. We are building the infrastructure to make that happen.”

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FOR IMMEDIATE RELEASE	HALL CHADWICK ACQUISITION CORP | REECYCLE HOLDINGS, INC.

ADVISORS

Hall Chadwick is acting as exclusive corporate advisor, joint financial advisor and joint capital markets advisor to Hall Chadwick Acquisition Corp in connection with this transaction. Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, is acting as joint financial advisor, joint capital markets advisor and placement agent to Hall Chadwick Acquisition Corp.

Empire Capital Partners Pty Ltd acted as exclusive corporate advisor to REEcycle Holdings, Inc. in connection with the Transaction. Empire Capital Partners was instrumental in originating and structuring the acquisition of REEcycle in 2022 and its business combination with Hall Chadwick Acquisition Corp in 2026. Duane Morris LLP is acting as legal counsel to Hall Chadwick Acquisition Corp. Perkins Coie LLP served as legal counsel to REEcycle Holdings, Inc.

IMPORTANT INFORMATION AND WHERE TO FIND IT

The Transaction will be submitted to HCAC’s shareholders for their consideration and approval. HCAC and REEcycle intend to file the Registration Statement. After the Registration Statement has been filed and declared effective by the SEC, HCAC will mail a definitive proxy statement/prospectus/ consent, solicitation statement and other relevant documents to its shareholders as of the record date established for voting on the Transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, HCAC’S SHAREHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT, AND AMENDMENTS THERETO, AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH HCAC’S SOLICITATION OF PROXIES FOR THE SHAREHOLDERS MEETING TO BE HELD TO APPROVE THE BCA, THE TRANSACTION, AND OTHER MATTERS AS DESCRIBED IN THE REGISTRATION STATEMENT BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT HCAC, REECYCLE, AND THE TRANSACTION. Shareholders and other interested parties may obtain a copy of these documents, without charge, at the SEC’s website located at www.sec.gov or by directing a written request to HCAC, Attn: Corporate Secretary, 1 North Bridge Road #18-06 High Street Centre Singapore, 179094.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR ANY RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PRESS RELEASE. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events, including, without limitation, statements regarding the anticipated timing and benefits of the Transaction, the entry into agreements related to the Transaction, and HCAC’s or REEcycle’s future financial or operating performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential,” or “continue,” or the negatives of these terms or variations of them or similar terminology. In addition, these forward-looking statements include, without limitation, statements regarding HCAC’s and REEcycle’s expectations with respect to future performance and anticipated financial impacts of the Transaction, the satisfaction of the closing conditions to the BCA, and the timing of the completion of the the BCA and the Transaction. Such forward-looking statements are subject to risks, uncertainties (some of which are beyond the control of REEcycle and/or HCAC), and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by HCAC and its management, and REEcycle and its management, as the case may be,

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FOR IMMEDIATE RELEASE	HALL CHADWICK ACQUISITION CORP | REECYCLE HOLDINGS, INC.

are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, without limitation: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the BCA or other definitive agreements; (2) the outcome of any legal proceedings that may be instituted against REEcycle, HCAC or others following the announcement of the BCA and any definitive agreements; (3) the inability to complete the Transaction due to the failure to obtain consents and approvals of the shareholders of HCAC or the SEC’s declaration of the effectiveness of the Registration Statement; (4) failure to obtain financing to complete the transactions or to satisfy other conditions to closing; delays or failures to obtain necessary regulatory approvals required to complete the transactions; (5) changes to the proposed structure of the Transaction as a result of applicable laws, regulations or conditions; (6) the ability of HCAC to meet applicable listing standards following the consummation of the Transaction; (7) the risk that the Transaction disrupts current plans and operations of REEcycle as a result of the announcement and consummation of the BCA; (8) projections, estimates and forecasts of revenue and other financial and performance metrics; (9) projections about industry trends and market opportunity; expectations relating to the demand for REEcycle’s services; (9) REEcycle’s ability to scale and grow its business; (10) the cash position of REEcycle following the closing; (11) the risk that the Transaction disrupt current plans and operations of REEcycle as a result of the announcement and consummation of the Transaction; (12) the ability to recognize the anticipated benefits of the Transaction, which may be affected by, among other things, competition, the ability of REEcycle to successfully commercialize its business, and REEcycle’s ability to source and maintain key relationships with management and key employees; (13) the ability of the combined company to grow and manage growth profitably, continue developing its properties, maintain relationships with customers and suppliers, and retain its management and key employees; (14) costs related to the BCA and the Transaction; (15) risks relating to significant legal, commercial, regulatory and technical uncertainty regarding the classification and management of nuclear energy resources, including evolving environmental standards, permitting requirements, and potential changes in applicable laws or regulations; changes in applicable laws and regulations; political and economic developments and market volatility; (16) the possibility that REEcycle and/or its related entities may be adversely affected by other economic, business, and/or competitive factors; (17) risks relating to REEcycle’s anticipated operations and business; (18) the risk that REEcycle does not ever enter into any definitive agreements in connection with commercialization of its technology; (19) the risk that REEcycle is pursuing an emerging market; (20) the amount of redemption requests made by the HCAC public shareholders; and (21) other risks and uncertainties set forth under “Risk Factors” and other documents filed, or to be filed, with the SEC by HCAC and/or REEcycle, including the Registration Statement, and HCAC’s other filings with the SEC, as well as any further risks and uncertainties to be contained in the Proxy Statement/Prospectus filed after the date of this press release. In addition, there may be additional risks that neither HCAC or REEcycle presently know, or that HCAC or REEcycle currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except as may be required by law, neither HCAC nor REEcycle undertakes any duty to update these forward-looking statements. The inclusion of any statement in this communication does not constitute an admission by HCAC, REEcycle, or any other person that the events or circumstances described in such statement are material.

PARTICIPANTS IN SOLICITATION

REEcycle, HCAC, and their respective directors, executive officers, management and employees, under SEC rules, may be deemed to be participants in a solicitation of proxies of HCAC’s shareholders in connection with the BCA and the Transaction. Investors and shareholders may obtain more detailed information regarding the names, affiliations, and interests of HCAC’s directors and executive officers in its filings with the SEC, including HCAC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on April 15, 2026. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of HCAC’s shareholders in connection with the BCA and the Transaction will be set forth in the Registration Statement, along with information concerning the interests of REEcycle’s and HCAC’s participants in the solicitation. Such interests may in some cases be different from those of REEcycle’s or HCAC’s equity holders generally. Investors and security holders may obtain free copies of these documents as described above.

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FOR IMMEDIATE RELEASE	HALL CHADWICK ACQUISITION CORP | REECYCLE HOLDINGS, INC.

NO OFFER OR SOLICITATION

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such jurisdiction. This communication is not, and under no circumstances is to be construed as, a prospectus, an advertisement or a public offering of the securities in the United States or any other jurisdiction. No offer of securities shall be made except by means of a prospectus filed with the SEC meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”), or exemptions therefrom. Investors should consult with their counsel as to the applicable requirements for a purchaser to avail itself of any exemption under the Securities Act.

CONTACTS

Investor Relations Contact:

REEcycle

Sandy Noyes

sandy@reecycleinc.com

HCAC

Alex Bono

abono@hallchadwick.com

Media Contact:

REEcycle

Sandy Noyes

sandy@reecycleinc.com

HCAC

Mike Willesee

mwillesee@hallchadwick.com.au

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